EXHIBIT 10.17

               Summary of the 1999 Avert, Inc. Profit Sharing Plan

Avert, Inc. is introducing a profit sharing plan for the 1999 designed to focus all efforts toward increasing revenue and profitability.

Company Goals:
The goal of the 1999 Avert, Inc. Profit Sharing Plan is to focus each employee's attention on meeting (and surpassing) the stated revenue and profitability goals for 1999. If the following goals are met, the Company will share a percentage of profits with all regular employees following the close of the 1999 fiscal year. In order for employees to qualify for the profit sharing plan, two primary goals must be met:

     1. The company must post Total Revenues (includes Product & Services Sales + Other Income) in excess of 12% over fiscal year 1998.

     2. The company must retain in excess of 12% of revenues as Net Profit After Tax.

Once both of the above conditions have been met, a percentage of Net Profit After Tax above 12% of Total Revenues, will be set aside in a profit sharing pool based on the chart below:


Chart:
                                |     |     |        |
Total Revenue Growth ........   | 0%  | 5%  |  7.5%  |  10%
-----------------------------------------------------------------------
                                |     |     |        |
Net Profit After Tax ........   | 0%  | 5%  |  7.5%  |  10%
                                |     |     |        |
                                     12%   16%      20%

          Example: The Company posts a 21% increase in Total Revenues over FY 1998 and retains 14% as Net Profit After Tax. In this example, Net Profits After Tax over 12% of Total Revenues would go into the profit sharing pool. Employees would then receive a total of 15% of the profit sharing pool, (10% for achieving greater than 20% Total Revenue growth, and 5% for achieving greater than 12% Net Profit After Tax).

The minimum amount to be paid out of the 1999 Profit Sharing Plan is $0.00 if both conditions are not met. The maximum would be 20% of Net Profit After Tax over 12% of Total Revenues for both conditions being met in excess of 20%. Goals for subsequent years may vary and will be published at the beginning of each year.


Eligibility:
The Avert Profit Sharing Plan is open to all regular Avert employees employed at the time of the actual distribution.

Distribution:
Money in the Profit Sharing pool will be distributed among employees employed at the time of the actual distribution, following the completion of the audit and close of the financials for the 1999 fiscal year. Distribution is estimated to be in February, 2000. The money will be distributed in units, with one unit equal to 12 months of full time service during 1999.

          Example: An employee who works 30 hours a week for 12 months would receive a proportion of one unit. 30 hours per week equals 75% of a full time schedule, therefore, that employee would receive 75% of one unit.

          Example 2: An employee works full time for the months of September, October, November and December. 23 months equals 33% of a full year, therefore, that employee would receive 33% of one unit.

Posting:
Results of operations will be communicated on a quarterly basis. However, for the purpose of this plan, any calculations are simply estimates and actual Profit Sharing Units will depend entirely on the Total Revenues and Net Profit After Tax results of the Company for the entire 1999 fiscal year, as confirmed by the annual audit following the close of the year.